One Liberty Plaza
New York, NY 10006
Tel: 1 212 418 0100
Fax: 1 212 418 0123

April 17, 2019
Brett Fairclough
bfairclough@virtu.com

Dear Brett:
We are pleased to confirm your permeant relocation from Singapore to New York on April 1st, 2019. The terms of your relocation including benefits and relocation support are outlined in this letter.

1.Immigration
Virtu will cover all costs associated with obtaining appropriate work, entry or residency authorization for you. This immigration support will be provided through a professional firm retained by Virtu. Out-of-pocket costs, such as passport photos, application fees, renewal fees, will be covered by Virtu. Specifically, the cost of the IR21 and the assessment of the untaxed wages, outstanding taxes from last year, all shares/options awarded (even unvested and unexercised), etc. will be paid upfront by Virtu. However; the total amount of SGD $28,107.50 (your Singapore tax due of SGD $59,857.23 less monies withheld of SGD $31,749.73 from your March Singapore payroll) will be paid back by you to the company.

2.Tax Assistance
You will be responsible for reporting and payment of all taxes regarding your compensation. For the tax year of 2019, you will be provided with tax assistance in preparation of your returns through a Company-designated tax consultant. You will be required to submit on a timely basis all information required to complete your tax return(s). Failure to provide requested information to the tax consultant on a timely basis may result in late fees or penalties, which shall be for your account and will not be reimbursable by the Company.

3.Shipment/Storage of Household Goods
Virtu will provide assistance in the shipment or storage of personal items from Singapore to New York. Any reasonable excess baggage fees will be paid by Virtu, via the T&E Policy in place at the time the expense was incurred.

4.Temporary Living
The Company will cover temporary accommodation in New York for a maximum of 3 months from the date of your arrival in New York.

5.Travel
For your relocation to New York, the Company will cover the cost of one-way airfare from Singapore to New York using the most cost effective route. This trip will follow the Company’s Travel Policy in effect at the time of the travel.

6.Time Off/Leave Entitlements
In addition to United States public holidays, you will follow the US time off/leave policy. In the event your move is mid-year, you will accrue vacation days based on the respective months spent in the two locations. Any carry forward will be calculated according to the global vacation policy in force at that time.

7.Payback Agreement
In the event of a voluntary resignation by the Employee, Virtu reserves the right to request reimbursement from Employee of all relocation expenses according to the following schedule, which you agree to repay within 30 days of Virtu’s demand:

Length of service from effective date of transfer	Maximum percentage of relocation expense reimbursement obligation from Employee
Within 0-12 months	100%
Within 13-18 months	60%
Within 19-24 months	30%
In the event of a voluntary termination by you or a termination by the Company for Cause (as defined in your Employment Agreement or any other agreement with the Company or Company policy) any cost associated with return to Home City, such as airfare and shipping of goods, shall be borne by you. All relocation benefits will cease immediately upon the separation date as agreed by you and Virtu, unless specified otherwise.

Kindly indicate your acknowledgment of the above terms and conditions by signing and returning this letter.

Yours sincerely,                        Brett Fairclough

_/s/ Thomas Merritt______________________        __/s/ Brett Fairclough________________________
Thomas Merritt
Chief Human Resources Officer

July 3, 2019

Brett Fairclough
bfairclough@virtu.com

ADDENDUM TO PRIL 2019 RELOCATION LETTER

Dear Brett:
As part of your relocation package to the New York Office, an additional benefit of a housing allowance has been added
Housing Allowance
The Company covered the costs of your temporary accommodation in New York for the month of April 2019. You then secured your own accommodations which triggered your agreed upon housing allowance. Virtu will provide housing assistance in the amount of $10,000 per month for one full year (May 2019 – April 2020). This allowance will be paid through regular payroll schedule.

In the event of a voluntary termination by you or a termination by the Company for Cause (as defined in your Employment Agreement or any other agreement with the Company or Company policy) all relocation benefits will cease immediately upon the separation date as agreed by you and Virtu, unless specified otherwise.

Kindly indicate your acknowledgment of the above terms and conditions by signing and returning this letter.

Yours sincerely,
Brett Fairclough
Signature:    /s/ Thomas M. Merritt                Signature: /s/ Brett Fairclough
Email:        tmerritt@virtu.com                 Email: bfairclough@virtu.com

Thomas Merritt
Chief Human Resources

Brett Fairclough
c/o Virtu Financial
One Liberty Plaza
165 Broadway
New York, NY 10006
September 3, 2019

Re: Singapore Relocation Letter Dated April 17, 2019 – Tax Equalization

Dear Brett:

We refer to the relocation letter (the “Relocation Letter”) previously provided to you dated April 17, 2019 pursuant to which certain terms of your relocation were agreed between you and Virtu Financial Operating LLC and its subsidiaries (collectively, the “Company”). This letter supplements and clarifies certain provisions of the Relocation Letter with respect to certain tax arrangements agreed between you and the Company.
Notwithstanding anything to the contrary set forth in the Relocation Letter, the Company has agreed to pay the excess of the higher Singapore income tax due to the Inland Revenue Authority of Singapore over what the US-only tax would have been (the “Hypothetical US Taxes”) with respect to the applicable period prior to your relocation. The settlement of such tax obligations shall be made on a gross basis, with the Company paying the full amount of the non-US taxes on their due dates on your behalf, and you paying the Company the full amount of the Hypothetical US Taxes once they are calculable and would be due, or in such other manner as agreed between the parties in order to achieve the equivalent economic result.

VIRTU FINANCIAL OPERATING LLC

/s/ Justin Waldie
Justin Waldie
SVP & General Counsel
Acknowledged and agreed:
/s/ Brett Fairclough
Brett Fairclough

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